Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CIVISTA BANCSHARES, INC.

* * * * *

THE UNDERSIGNED, desiring to form a corporation for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

FIRST:  The name of said corporation shall be CIVISTA BANCSHARES, INC.

SECOND:  The place in the State of Ohio where its principal office is to be located is Sandusky, in Erie County.

THIRD:  The purpose for which it is formed are:

To engage in any lawful act or activity for which corporations may be formed under Sections 1701.02 to 1701.98 inclusive of the Ohio Revised Code.

FOURTH:  The authorized number of shares of the Corporation shall be Twenty Million Two Hundred Thousand (20,200,000), consisting of Twenty Million (20,000,000) common shares, each without par value (the “common shares”), and Two Hundred Thousand (200,000) preferred shares, each without par value (the “Preferred shares”).

The directors of the Corporation are hereby authorized to provide for the issuance of, and to issue, one or more series of preferred shares and, in connection with the creation of any such series, to adopt an amendment or amendments to the Articles of the Corporation determining, in whole or in part, the express terms of any such series to the fullest extent now or hereafter permitted under Ohio law, including, but not limited to, determining:  the division of such shares into series and the designation and authorized number of shares of each series; dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating,  optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof.  Notwithstanding the foregoing, in no event shall the voting rights of any series of preferred shares be greater than the voting rights of the common shares, except to the extent specifically required with respect to any series of preferred shares which may be designated for issuance to the United States Department of the Treasury under the TARP Capital Purchase Program instituted under the Emergency Economic Stabilizations Act of 2008.  In the event that at any time the directors of the Corporation shall have established and designated one or more series of preferred shares consisting of a number of shares which constitutes less than all of the authorized number of preferred shares, the remaining authorized preferred shares shall be deemed to be shares of an undesignated series of preferred shares until designated by the directors of the Corporation as being part of a series previously established or a new series then being established by the directors.  Without limiting the generality of the foregoing, and subject to the rights of any series of preferred shares then outstanding, the amendment providing for issuance of any series of preferred shares may provide that such series shall be superior or rank equally or be junior to the preferred shares of any other series to the extent permitted by Ohio law.

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SECTION I

EXPRESS TERMS OF FIXED RATE
CUMULATIVE PERPETUAL PREFERRED SHARES, SERIES A

     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued preferred shares of the Corporation a series of preferred shares designated as the “Fixed Rate Cumulative Perpetual Preferred Shares, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 23,184.

     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

     Part 3. Definitions. The following terms are used in this Section I (including the Standard Provisions in Annex A hereto) as defined below:

     (a) “Common Stock” means the common shares, each without par value, of the Corporation.

     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

     (e) “Minimum Amount” means $5,796,000.

     (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

     (g) “Signing Date” means the Original Issue Date.

     Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

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     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s shareholders.

     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

     (f) “Charter” means the Corporation’s articles of incorporation or similar organizational document, as the same may be amended from time to time.

     (g) “Dividend Period” has the meaning set forth in Section 3(a).

     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).

     (i) “Liquidation Preference” has the meaning set forth in Section 4(a).

     (j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

     (k) “Preferred Director” has the meaning set forth in Section 7(b).

     (l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

     (m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

     (n) “Regulations” means the regulations of the Corporation, as they may be amended from time to time.

     (o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

     (p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

     (q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

     (r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Dividends.

     (a)   Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend

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Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b)   Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker- dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each

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case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of

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the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

     (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other

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shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that

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the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

     (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have

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been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Regulations, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

    Section 12.  Other Rights.  The shares of Designated Preferred stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter as provided by applicable law.

SECTION II

EXPRESS TERMS

OF

6.50% NONCUMULATIVE REDEEMABLE

CONVERTIBLE PERPETUAL PREFERRED SHARES, SERIES B

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued preferred shares of the Corporation a series of preferred shares designated as the “6.50% Noncumulative Redeemable Convertible Perpetual Preferred Shares, Series B” (the “Series B Preferred Shares”). The Series B Preferred Shares shall be perpetual, subject to the provisions of Section 6 hereof. The authorized number of Series B Preferred Shares shall be 25,000 shares, each without par value, having a liquidation preference of $1,000 per share. The number of Series B Preferred Shares may be increased from time to time in accordance with Ohio law and the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) up to the maximum number of preferred shares authorized to be issued under the Articles, as amended, less all shares at the time authorized of any other series of preferred shares, and any such additional Series B Preferred Shares would form a single series with the Series B Preferred Shares. Outstanding Series B Preferred Shares that are redeemed, purchased or otherwise acquired by the Corporation, or converted into Common Shares, shall be cancelled and shall revert to authorized but unissued preferred shares undesignated as to series.

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Section 2. Definitions. As used herein with respect to the Series B Preferred Shares, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

(c) “Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(d) “CIBC Act” shall mean the Change in Bank Control Act of 1978, as amended.

(e) “Closing Sales Price” shall mean, with respect to a particular day, the closing sale price or, if no closing sale price is reported, the last reported sale price per Common Share (or share or unit of capital stock or other equity interest, as applicable) on such day on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Shares are then listed or authorized for quotation or, if the Common Shares are not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Shares.

(f) “Common Shares” shall mean the common shares, each without par value, of the Corporation, or any other class of capital stock resulting from (i) successive exchanges or reclassifications of such common shares consisting solely of changes in par value, or from no par value to par value, or (ii) a subdivision, combination, Reorganization Event or similar transaction in which the Corporation is a constituent corporation.

(g) “Conversion Date” shall have the meaning ascribed to such term in Section 8(c) hereof.

(h) “Conversion Price” shall mean, initially, $7.82 per Common Share, subject to adjustment from time to time as set forth in Section 11 hereof.

(i) “Conversion Ratio” shall mean the number of Common Shares into which each Series B Preferred Share may be converted at any time pursuant to and in accordance with Sections 8 or 9, and shall equal the Liquidation Preference divided by the Conversion Price applicable upon such conversion.

(j) “Conversion Right” shall have the meaning ascribed to such term in Section 8(a) hereof.

(k) “Corporation Conversion Notice” shall have the meaning ascribed to such term in Section 9(b) hereof.

(l) “Corporation Conversion Option” shall have the meaning ascribed to such term in Section 9(a) hereof.

(m) “Corporation Conversion Option Date” shall have the meaning ascribed to such term in Section 9(b) hereof.

(n) “Dividend Period” shall have the meaning ascribed to such term in Section 4(b) hereof.

(o) “Dividend Record Date” shall have the meaning ascribed to such term in Section 4(e) hereof.

(p) “Ex-Date” shall mean, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 11, the first date on which the Common Shares or other securities trade without the right to receive the issuance, dividend or distribution.

(q) “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

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(r) “Holder” shall mean a holder of record of outstanding Series B Preferred Shares.

(s) “Issue Date” shall mean the original date of issuance of the Series B Preferred Shares.

(t) “Junior Shares” shall mean the Common Shares and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series B Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(u) “Liquidation Parity Shares” shall mean Parity Shares the terms of which expressly provide that it will rank pari passu with the Series B Preferred Shares as to rights upon liquidation, dissolution and winding up of the Corporation.

(v) “Liquidation Preference” shall mean, with respect to each Series B Preferred Share, $1,000, subject to equitable adjustment from time to time pursuant to Section 14(c).

(w) “Market Value” shall mean the average Closing Sale Price of a Common Share for a thirty (30) consecutive Trading Day period prior to the date of measurement.

(x) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(y) “Officers’ Certificate” shall mean a certificate signed by two duly authorized Officers.

(z) “Opinion of Counsel” shall mean a written opinion from legal counsel acceptable to the Transfer Agent. Such counsel may be an employee of or counsel to the Corporation or the Transfer Agent.

(aa) “Parity Shares” shall mean (i) the Series A Preferred Shares and (ii) any other class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series B Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation (without regard to whether dividends accrue cumulatively or non-cumulatively).

(bb) “Partial Dividend” shall have the meaning ascribed to such term in Section 4(d) hereof.

(cc) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(dd) “Redemption Date” shall have the meaning ascribed to such term in Section 6(b) hereof.

(ee) “Redemption Notice” shall have the meaning ascribed to such term in Section 6(b) hereof.

(ff) “Redemption Price” shall have the meaning ascribed to such term in Section 6(a) hereof.

(gg) “Reorganization Event” shall have the meaning ascribed to such term in Section 7(b)(iii) hereof.

(hh) “Series A Preferred Shares” shall mean the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of the Corporation.

(ii) “Series B Preferred Shares” shall have the meaning ascribed to such term in Section 1 hereof.

(jj) “Senior Shares” shall mean any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series B Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

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(kk) “Series B Dividend Payment Date” shall have the meaning ascribed to such term in Section 4(b).

(ll) “Trading Day” shall mean any day on which the NASDAQ Capital Market (or such other successor national securities exchange or automated quotation system on which the Common Shares are then listed or authorized for quotation) is open for the transaction of business.

(mm) “Transfer Agent” shall mean the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series B Preferred Shares and transfer agent and registrar for any Common Shares issued upon conversion of the Series B Preferred Shares, or any successor duly appointed by the Corporation.

(nn) “Voting Securities” shall have the meaning ascribed to such term in the BHC Act and any rules or regulations promulgated thereunder

Section 3. Ranking. The Series B Preferred Shares shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Shares, (b) on parity with all Parity Shares and (c) junior to all Senior Shares.

Section 4. Dividends.

(a) Subject to the rights of any holders of Senior Shares, each Holder shall be entitled to receive, on each Series B Preferred Share held, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of the Corporation’s net income, retained earnings or surplus related to other capital instruments that qualify as “Tier 1 capital” under applicable banking regulations, noncumulative cash dividends with respect to each Dividend Period at a rate per annum equal to 6.50% of the Liquidation Preference.

(b) If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends shall be payable on the Series B Preferred Shares quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2014 (each such date, a “Series B Dividend Payment Date”). In the event that any Series B Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Series B Dividend Payment Date to, but excluding, the next Series B Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the Issue Date to, but excluding, the next Series B Dividend Payment Date.

(c) Dividends that are payable on the Series B Preferred Shares in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series B Preferred Shares on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(d) In the event that the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series B Preferred Shares with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 4(a) and 4(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding Series B Preferred Shares.

(e) Dividends that are payable on the Series B Preferred Shares on any Series B Dividend Payment Date will be payable to Holders of record of Series B Preferred Shares as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Series B Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Series B Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

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(f) Dividends on the Series B Preferred Shares will not be cumulative. If the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series B Preferred Shares in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable Series B Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend for any future Dividend Period with respect to the Series B Preferred Shares or any other class or series of the Corporation’s preferred shares.

(g) So long as any Series B Preferred Shares remain outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding Series B Preferred Shares, during a Dividend Period:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Shares (other than a dividend payable solely in Junior Shares);

(ii) no Junior Shares shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Shares for or into other Junior Shares, (B) the exchange or conversion of one Junior Share for or into another Junior Share, (C) through the use of the proceeds of a substantially contemporaneous sale of other Junior Shares, (D) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (E) the purchase of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no Parity Shares shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Shares and such Parity Shares, except by conversion into or exchange for Junior Shares.

(h) When dividends are not paid in full upon the Series B Preferred Shares and Parity Shares, if any, all dividends declared upon Series B Preferred Shares and Parity Shares, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series B Preferred Shares, and accrued dividends, including any accumulations, on Parity Shares, if any, bear to each other for the then-current Dividend Period.

(i) Subject to the foregoing provisions of Section 4(g) and 4(h), and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Shares and any other Junior Shares or any Parity Shares from time to time out of any assets legally available for such payment, and the Holders of Series B Preferred Shares shall not be entitled to participate in any such dividend.

(j) Dividends on the Series B Preferred Shares will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

(k) Payments of cash for dividends will be delivered to the Holders at their addresses listed in the stock record books maintained by the Transfer Agent.

Section 5. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the prior rights of holders of any Senior Shares, the Liquidation Preference for each outstanding Series B Preferred Share held by such Holder, without interest to the date fixed for such liquidation, dissolution or winding up, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Shares, including, without limitation, on any Common Shares. After the payment to the Holders of the

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Liquidation Preference for each outstanding Series B Preferred Share, such Holders shall not be entitled to convert any Series B Preferred Shares into Common Shares and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series B Preferred Shares.

(b) Neither (i) the sale, lease, exchange or conveyance for cash, securities or other property of all or substantially all the assets of the Corporation (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) nor (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, for the purposes of this Section 5.

(c) In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Shares upon such liquidation, dissolution or winding up of the Corporation unless proportionate distributable amounts shall be paid with equal priority on account of the Series B Preferred Shares, ratably, in proportion to the full distributable amounts for which Holders of the Series B Preferred Shares and holders of any Liquidation Parity Shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

(d) All distributions made with respect to the Series B Preferred Shares in connection with any liquidation, dissolution or winding up of the Corporation shall be made pro rata to the Holders.

Section 6. Redemption.

(a) At any time on or after the sixth anniversary of the Issue Date, the Corporation shall have the right, at its option, to cause all or any portion of the outstanding Series B Preferred Shares to be redeemed, subject to the legal availability of funds therefor, at a price in cash equal to the Liquidation Preference per share, plus an amount in cash equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest (together, the “Redemption Price”).

(b) The Corporation shall furnish written notice of the redemption (the “Redemption Notice”) by issuing a press release for publication on a newswire service, in accordance with the federal securities laws or the rules of any stock exchange on which the Series B Preferred Shares or the Common Shares are then listed or traded, and in any case by first class mail to each Holder not less than 30 nor more than 60 days in advance of the date fixed for such redemption (the “Redemption Date”). In addition to any other information required by applicable law or regulation, the Redemption Notice shall state, as appropriate:

(i) the Redemption Date;

(ii) the total number of Series B Preferred Shares to be redeemed;

(iii) that each outstanding Series B Preferred Share will be redeemed for cash in an amount equal to the Redemption Price;

(iv) that dividends on the Series B Preferred Shares to be redeemed will cease to be payable on the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price;

(v) that the right of the Holders to voluntarily convert Series B Preferred Shares into Common Shares will terminate at the close of business on the Business Day preceding the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price; and

(vi) that if any Series B Preferred Shares held by any Holder are represented by one or more physical certificates, such Holder must surrender to the Corporation or the Transfer Agent, in the manner and at the place or places designated, such physical certificate or certificates representing the Series B Preferred Shares to receive the Redemption Price.

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(c) Each Holder of one or more physical certificates representing Series B Preferred Shares shall surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation or the Transfer Agent shall so require and the Redemption Notice shall so state), in the manner and at the place or places designated in the Redemption Notice, and the full Redemption Price for such shares shall be payable in cash on the Redemption Date to the Holder, and each surrendered physical certificate shall be canceled and retired.

(d) In case of any redemption of only part of the Series B Preferred Shares at the time outstanding, the Series B Preferred Shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which Series B Preferred Shares shall be redeemed from time to time. Notwithstanding anything to the contrary contained herein, if a partial redemption of the Series B Preferred Shares would result in the delisting of the Series B Preferred Shares from any national securities exchange on which the Series B Preferred Shares are then listed, the Corporation may only redeem the Series B Preferred Shares in whole.

(e) On and after the Redemption Date, provided that the Redemption Price has been paid, dividends will no longer be payable on the Series B Preferred Shares called for redemption, such Series B Preferred Shares will no longer be deemed to be outstanding, and the holders of such Series B Preferred Shares will have no rights as shareholders, except the right to receive the Redemption Price, without interest, upon surrender of the certificates, if any, evidencing the Series B Preferred Shares to be redeemed.

(f) Any redemption of the Series B Preferred Shares is subject to receipt by the Corporation of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series B Preferred Shares.

(g) The Series B Preferred Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Preferred Shares will have no right to require redemption or repurchase of any Series B Preferred Shares.

Section 7. Voting Rights.

(a) The Series B Preferred Shares shall have no voting rights except as set forth in this Section 7 and as otherwise required by Ohio law from time to time. Except as otherwise provided in this Section 7, in exercising any such voting rights, each Holder shall be entitled to one vote for each Series B Preferred Share held by such Holder.

(b) So long as any Series B Preferred Shares remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or consent of the Holders of at least two-thirds of all of the Series B Preferred Shares at the time outstanding, voting separately as a class, shall be required to:

(i) amend, alter or repeal any provision of the Corporation’s Articles (including the provisions hereof creating the Series B Preferred Shares), if the amendment, alteration or repeal of the Articles would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Shares;

(ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Shares or Parity Shares or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares; or

(iii) enter into or consummate any (A) reclassification of the outstanding Common Shares (other than a change in par value, or from no par value to par value, or from par value to no par value), (B) consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation (other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving Person and which does not result in any reclassification of the outstanding Common Shares), or (C) sale, lease or other disposition to another Person of all or

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substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation’s subsidiaries (any of the foregoing, a “Reorganization Event”); provided, however, that the Holders will have no right to vote under this Section 7 regarding the Corporation’s entry into or consummation of a Reorganization Event if, upon the consummation of the Reorganization Event, (I) the Series B Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (II) such Series B Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Shares, taken as a whole.

Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue Parity Shares (provided that dividend rights are noncumulative) and Junior Shares or (y) increase the amount of authorized Series B Preferred Shares or issue any additional Series B Preferred Shares; provided, however, that with respect to clause (x), such Parity Shares or Junior Shares, as the case may be, does not rank senior to the Series B Preferred Shares as to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series B Preferred Shares to effect such redemption.

Section 8. Conversion Rights.

(a) Each Holder shall have the right (the “Conversion Right”), at such Holder’s option, exercisable at any time and from time to time from the Issue Date, to convert, subject to the terms and provisions of Section 6 and this Section 8, any or all of such Holder’s Series B Preferred Shares (including any fraction thereof) into such whole number of Common Shares per Series B Preferred Share as is equal to the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional Common Share as provided in Section 10. Notwithstanding anything to the contrary set forth herein, each Holder shall be entitled to convert Series B Preferred Shares pursuant to this Section 8, or receive Common Shares upon any such conversion, to the extent (but only to the extent) that such conversion or receipt would not cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act, and any rules and regulations promulgated thereunder, 10% or more of any class of Voting Securities of the Corporation outstanding at such time (it being understood, for the avoidance of doubt, that no Security shall be included in any such percentage calculation to the extent that it cannot by its terms be converted into or exercised for Voting Securities by such Holder or its Affiliates at the time of such measurement or transfer).

(b) A Holder of Series B Preferred Shares must complete each of the following procedures to exercise the Conversion Right:

(i) complete, manually sign and deliver to the Transfer Agent a written notice in the form provided by the Transfer Agent indicating that the Holder elects to convert the number of such Holder’s Series B Preferred Shares (including any fraction thereof) specified in such notice;

(ii) If the Series B Preferred Shares that the Holder wishes to convert are represented by one or more physical certificates, surrender such physical certificate(s) to the Transfer Agent;

(iii) if required by the Corporation or the Transfer Agent, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes.

(c) The date on which a Holder complies with the applicable procedures set forth in Section 8(b) is the “Conversion Date.” Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of Common Shares issuable upon conversion of such Holder’s Series B Preferred Shares notwithstanding that the share register of the Corporation shall then be closed or that, if applicable,

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physical certificates representing such Common Shares shall not then be actually delivered to such Holder. On the Conversion Date, all rights of any Holder with respect to the Series B Preferred Shares so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of fully paid and non-assessable whole Common Shares into which such Series B Preferred Shares have been converted and cash in lieu of any fractional share as provided in Section 10, and (ii) exercise the rights to which such Holder is entitled as a holder of Common Shares into which such Series B Preferred Shares have been converted.

(d) The Transfer Agent shall, on a Holder’s behalf, convert the Series B Preferred Shares into Common Shares, in accordance with the terms of the notice delivered by such Holder described in clause Section 8(b)(i) above. The Common Shares and cash in lieu of any fractional share due to a Holder surrendering physical certificates shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired. In the event that the Holders shall not by written notice designate the name in which Common Shares and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of Series B Preferred Shares should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(e) If the Conversion Date occurs on or before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend declared on such converted Series B Preferred Shares and paid or payable on the corresponding Dividend Payment Date.

(f) If the Conversion Date occurs after a Dividend Record Date but prior to the corresponding Series B Dividend Payment Date, the Holder on the Dividend Record Date shall receive on that Dividend Payment Date dividends declared and paid on those Series B Preferred Shares, notwithstanding the conversion of those Series B Preferred Shares prior to that Dividend Payment Date, because that Holder shall have been the Holder of record on the corresponding Dividend Record Date. However, at the time that such holder surrenders the Series B Preferred Shares for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has been paid, or will be paid, on the related Series B Dividend Payment Date.

(g) A Holder of Series B Preferred Shares on a Dividend Record Date who exercises such Holder’s Conversion Right and converts such Series B Preferred Shares into Common Shares on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend declared on such Series B Preferred Shares and paid or payable on such Series B Dividend Payment Date, and the converting Holder need not include payment of the amount of such dividend upon surrender for conversion of those Series B Preferred Shares.

(h) The Corporation shall reserve out of its authorized but unissued Common Shares, sufficient Common Shares to provide for the conversion of Series B Preferred Shares from time to time as such Series B Preferred Shares are presented for conversion. The Corporation shall take all action necessary so that all Common Shares that may be issued upon conversion of Series B Preferred Shares will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

(i) If any Series B Preferred Shares are to be redeemed by the Corporation pursuant to Section 6 or to be converted by the Corporation pursuant to Section 9, such Holder’s right to voluntarily convert such Holder’s Series B Preferred Shares as provided in this Section 8 shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the date fixed for redemption or the Corporation Conversion Option Date, as the case may be, and dividends on the Series B Preferred Shares will thereafter cease to be payable and all other rights of the Holders will terminate, except for the right to receive the Redemption Price or Common Shares and cash in lieu of fractional shares, as the case may be.

Section 9. Corporation Conversion Option.

(a) At any time on or after the sixth anniversary of the Issue Date, the Corporation shall have the option to require the Holders to convert all of the outstanding Series B Preferred Shares into that number of Common Shares that are issuable at the Conversion Ratio then in effect (the “Corporation Conversion Option”). The Corporation may

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exercise the Corporation Conversion Option only if: (i) the Closing Sale Price equals or exceeds 120% of the Conversion Price then in effect for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the fifth Trading Day immediately prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option on the Series B Preferred Shares in accordance with Section 9(b); and (ii) the Corporation has declared and paid full dividends for four consecutive quarters prior to the issuance of such press release.

(b) To exercise the Corporation Conversion Option pursuant to this Section 9, the Corporation shall issue a press release for publication on a newswire service in accordance with the federal securities laws or the rules of any stock exchange on which the Series B Preferred Shares or the Common Shares are then listed or traded, and in any case by first class mail to each Holder, providing the relevant information to the public prior to the opening of business on the fifth Trading Day following any date on which the conditions set forth in Section 9(a) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than ten Trading Days after the date of the press release) of the exercise of the Corporation Conversion Option announcing the Corporation’s intention to convert the Series B Preferred Shares (“Corporation Conversion Notice”). The conversion date (the “Corporation Conversion Option Date”) shall be on the date that the Corporation issues such press release, and the date of the issuance of the press release shall be the record date for such conversion. In addition to any information required by applicable law or regulation, the press release and the Corporation Conversion Notice shall state, as appropriate:

(i) the Corporation Conversion Option Date;

(ii) the number of Common Shares to be issued upon conversion of each Series B Preferred Share; and

(iii) that dividends on the Series B Preferred Shares to be converted shall cease to accrue for that Dividend Period on the Corporation Conversion Option Date.

(c) Upon exercise of the Corporation Conversion Option and the surrender of Series B Preferred Shares by a Holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable whole Common Shares to which a Holder of Series B Preferred Shares being converted, or a Holder’s transferee, shall be entitled and (ii) cash in lieu of any fractional Common Share as provided in Section 10.

(d) Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the Holder shall cease except for the right to receive the number of fully paid and non-assessable Common Share at the Conversion Ratio (subject to adjustment in accordance with the provisions of Section 11), and cash in lieu of fractional shares as provided in Section 10, and the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.

(e) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable for such Dividend Period on such converted shares on the corresponding Dividend Payment Date.

(f) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends for that Dividend Period with respect to the Series B Preferred Shares called for conversion on such date shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

Section 10. No Fractional Shares Upon Conversion. No fractional Common Shares or securities representing fractional Common Shares shall be issued upon any conversion of any Series B Preferred Shares. If more than one Series B Preferred Share held by the same Holder shall be subject to conversion at one time, the number of whole Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of all of such Series B Preferred Shares as of the conversion date. If the conversion of one or more Series

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B Preferred Shares results in a fraction of a Common Share, an amount equal to such fraction multiplied by the Market Value shall be paid to such Holder in cash by the Corporation.

Section 11. Anti-Dilution Adjustments.

(a) Any adjustment to the Conversion Price shall result in a change in the Conversion Ratio. The Conversion Price shall be subject to the following adjustments; provided, however, that notwithstanding anything to the contrary set forth herein, any adjustment to the Conversion Price to be made pursuant to this Section 11 shall be made to the extent (but only to the extent) that such adjustment would not cause or result in any Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 10% or more of any class of Voting Securities of the Corporation outstanding at such time; provided, further, however, that any adjustment (or portion thereof) prohibited pursuant to this Section 11(a) shall be postponed and implemented on the first date on which such implementation would not result in the condition described above in this Section 11(a):

(i) Dividends and Distributions of Common Shares. If the Corporation pays dividends or other distributions on the Common Shares in Common Shares, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0	=	the number of Common Shares outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1	=	the sum of the number of Common Shares outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of Common Shares constituting such dividend or distribution.

The adjustment pursuant to this clause (i) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this clause (i), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of Common Shares. If the Corporation subdivides, splits or combines the Common Shares, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the Trading Day immediately prior to the effective date of such subdivision, split or combination by the following fraction:

OS0
OS1

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Where,

OS0	=	the number of Common Shares outstanding immediately prior to the effective date of such subdivision, split or combination.

OS1	=	the number of Common Shares outstanding immediately after the opening of business on the effective date of such subdivision, split or combination.

The adjustment pursuant to this clause (ii) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this clause (ii), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding Common Shares are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the Common Shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the Common Shares at less than the Market Value on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0	=	the number of Common Shares outstanding immediately prior to the Ex-Date for such distribution.

X	=	the total number of Common Shares issuable pursuant to such rights or warrants.

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights or warrants divided by the Market Value as of the date immediately prior to the Ex-Date for such distribution.

Any adjustment pursuant to this clause (iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this clause (iii), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Corporation. The Corporation shall not issue any such rights or warrants in respect of Common Shares held in treasury by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not fully exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered. In determining the aggregate exercise price payable for such Common Shares, there shall be taken into account any cash and non-cash consideration received for such rights or warrants and the value of any such non-cash consideration shall be reasonably determined by the Board of Directors.

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of Common Shares evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or

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distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spinoff transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 - FMV
SP0

Where,

SP0	=	the Market Value per Common Share on such date.

FMV	=	the fair market value of the portion of the distribution applicable to one Common Share on such date as reasonably determined by the Board of Directors.

In a “spin-off”, where the Corporation makes a distribution to all holders of Common Shares consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

Where,

MP0	=	the average of the Closing Sales Prices of the Common Shares over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS	=

the average of the Closing Sales Prices of the capital stock or equity interests representing the portion of the distribution applicable to one Common Share over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

Any adjustment pursuant to this clause (iv) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Shares, excluding (a) any cash dividend on the Common Shares to the extent a corresponding cash dividend is paid on the Series B Preferred Shares pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 - DIS
SP0

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Where,

SP0	=	the Closing Sales Price per Common Share on the Trading Day immediately preceding the Ex-Date.

DIS	=	the amount per Common Share of the distribution.

Any adjustment pursuant to this clause (v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such dividend or distribution. In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Shares where the cash and the value of any other consideration included in the payment per Common Share exceeds the Closing Sales Price per Common Share on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the expiration date of the offer by the following fraction:

OS0 * SP0
AC + (SP0 * OS1)

Where,

SP0	=	the Closing Sales Price per Common Share on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0	=	the number of Common Shares outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1	=	the number of Common Shares outstanding immediately after the expiration of the tender or exchange offer.
AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board of Directors.

Any adjustment made pursuant to this clause (vi) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. For the purposes of this clause (vi), the number of Common Shares at the time outstanding shall not include shares held in treasury by the Corporation. In the event that the Corporation or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Series B Preferred Shares, the Holders will receive, in addition to the Common Shares, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Shares as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on any Conversion Date adjustments to the

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Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if the Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Shares (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Shares, as if they held the full number of Common Shares into which a Series B Preferred Share may then be converted.

(c) Whenever the Conversion Price is to be adjusted in accordance with Section 11(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 11(a), taking into account the $0.01 threshold set forth in Section 11(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 11(a), taking into account the $0.01 threshold set forth in Section 11(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 11(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d) In the event of any Reorganization Event, each Series B Preferred Share thereafter remaining outstanding, if any, shall thereafter, without the consent of any Holder, become convertible at any time, at the option of the Holder thereof, or pursuant to and in accordance with the Corporation Conversion Option, only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such Reorganization Event by a holder of the number of Common Shares into which such Series B Preferred Share could have been converted immediately prior to such Reorganization Event, after giving effect to any adjustment event. The provisions of this Section 11(d) and any equivalent thereof in any such securities similarly shall apply to successive Reorganization Events. None of the provisions of this Section 11(d) shall affect the right of a Holder to convert the Holder’s Series B Preferred Shares into Common Shares prior to the effective date of a Reorganization Event.

Section 12. Form. Series B Preferred Shares may be issued in the form of physical certificates or in book entry form through the direct registration system of the Transfer Agent.

Section 13. No Preemptive Rights. The holders of Series B Preferred Shares shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 14. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) The Liquidation Preference and the annual dividend rate set forth in Section 4(a) shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving Series B Preferred Shares. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof

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and specifying the increased or decreased Liquidation Preference or annual dividend rate in effect following such adjustment.

(c) All issued Series B Preferred Shares shall be deemed outstanding except (i) from any redemption date as set forth in the Redemption Notice, all Series B Preferred Shares that have been called for redemption on that Redemption Date; (ii) from the date of surrender of certificates representing Series B Preferred Shares, all Series B Preferred Shares converted into Common Shares; and (iii) from the date of registration of transfer, all Series B Preferred Shares held of record by the Corporation or any subsidiary of the Corporation.

(d) In case, at any time while any of the Series B Preferred Shares are outstanding:

(i) The Corporation shall declare a dividend (or any other distribution) on its Common Shares or any other Junior Shares;

(ii) The Corporation shall authorize the issuance to all holders of its Common Shares or any Junior Shares of rights or warrants to subscribe for or purchase Common Shares or of any other subscription rights or warrants;

(iii) There is any Reorganization Event; or

(iv) There is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Transfer Agent, if any, for Series B Preferred Shares and the Transfer Agent shall cause to be mailed to the Holders of the outstanding Series B Preferred Shares at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined, (ii) the date on which any such Reorganization Event, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such Reorganization Event, dissolution, liquidation or winding up or (iii) the date after which the Series B Preferred Shares may be converted into Common Shares at the option of the Holder pursuant to Section 8(a) hereof.

(e) The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Except as may otherwise be required by law, the Series B Preferred Shares shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Section II of the Articles.

FIFTH:  The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the directors, or of all of the shareholders:

The Board of Directors is expressly authorized to set apart out of any of the funds of the Corporation available (or dividends in reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated Capital.

The Corporation may in its regulations confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Section 1701.01 et seq. of the Revised Code of Ohio.

Any meeting of the shareholders or the board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation.

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Subject to Article SEVENTH, any amendments to the Articles may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

SIXTH:

Evaluation of Business Combinations.

In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender exchange offer or a proposal by another Person or Persons to make tender exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant:  (i) the social and economic aspects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other  customers, creditors and other elements of the communication in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

Therefore, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or Authorization of any Business Combination with a Related Person, or any Business Combination  in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (i)  the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly  approved the Business Combination by at least a two-thirds (2/3) vote of such Continuing Directors, or (ii) all of the following are satisfied:

(A)  The Business Combination is a major or consolidation and cash fair market value of property, securities or other consideration to be received per share by holders of Common Stock of the Corporation (other than such Related Person) in the Business Combination is at least equal in value to such Related Person’s Highest Purchase Price;

(B)  After such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the Corporation and prior to the consummation of such Business Combination, such Related Person shall not become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as part of the transaction which resulted in such Related person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or (ii) as a result of a pro rata stock dividend or stoct split; and

(C)  Prior to the consummation of such Business Combination, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation of any of its subsidiaries, or (ii) caused by any material change in the Corporation’s business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.

For the Purpose of This Article

(i) The Term “Business Combination” shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of a Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation  or a subsidiary of the corporation, (d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a

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subsidiary of the Corporation of any Corporation, (e) any recapitalization or reclassification of the Corporation’s securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) if any liquidation, spin-off, split-up, or dissolution of the Corporation, and (g) any Agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

(ii) the terms “Related Person” shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with is Affiliates and the Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting stock of the corporation (1) at the time the definitive agreement providing for the Business Combination (including any amendment thereof ) was entered into (2) at the time a resolution approving the Business Combination was adopted by the Board of Directors of the Corporation, or (J) as of the record state for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Combination, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything to the foregoing to the contrary, the term “Related Person” shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

(iii) The term “Beneficial Owner: shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 1, 1994; provided, however, and without limitation, any individual, corporation, partnership, group. Association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

(iv)  The term “Highest Purchase Price” shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation paid by such Related Person for a share of Common Stock of the corporation within two (2) years prior to the date such Related Person became the Beneficial Owner of not less than ten percent (10%) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the thirty (30) day period preceding the date in questions—of if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

(v)  The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided however, that if the Corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

(vi)  The term “Continuing Director” shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation’s Stockholder, was approved by a vote of at least three-quarters (3/4) of the Continuing Directors then of the Board.

SEVENTH:  No amendment of these Articles shall be effective to amend, alter, repeal or change the effect of any of the provisions of Article SIXTH unless such amendment shall receive the affirmative vote of the holders of at least eighty (80%) of the outstanding common shares of the Corporation entitled to vote thereon provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of at least a two-thirds (2/3) vote of the Continuing Directors.

EIGHTH:  The Corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have powers to indemnity, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

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The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

NINTH: Except as may be specifically designated by the Board of Directors, no holder of shares of the corporation of any class, as such, shall have the pre-emptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to subscribe for or purchase any share or other security, whether such share or security of such class is now or hereafter authorized.

TENTH: No holder of shares of the corporation of any class, as such, shall have any right to cumulate the voting power in respect of those shares in the election of directors, and the right to cumulate the voting power of the holder as provided in Section 1701.55 of the Ohio Revised Code is hereby specifically denied to all holders of shares of any class of the corporation.

ELEVENTH: These Amended and Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and all amendments thereto.

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